EXHIBIT 6(g)
                                       IVY FUND

                                     ADDENDUM TO
                     AMENDED AND RESTATED DISTRIBUTION AGREEMENT

                         Ivy Global Natural Resources Fund,
                              Ivy Asia Pacific Fund and
                             Ivy International Value Fund
                         Class A, Class B and Class C Shares

                             Ivy International Value Fund
                                    Class I Shares


               AGREEMENT made as of the 31st day of December, 1996, by and between Ivy Fund (the "Trust") and Ivy Mackenzie Distributors, Inc. ("IMDI")(formerly "Mackenzie Ivy Funds Distribution, Inc.").

               WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended, and consists of one or more separate investment portfolios, as may be designated from time to time; and

               WHEREAS, IMDI serves as the Trust's distributor pursuant to an Amended and Restated Distribution Agreement dated October 23, 1993 (the "Agreement"); and

               WHEREAS, the Trustees of the Trust, at a meeting held on December 6 and 7, 1996, duly approved an amendment to the Agreement to include the Class A, Class B and Class C shares of Ivy Global Natural Resources Fund, Ivy Asia Pacific Fund and Ivy International Value Fund (the "Funds") and the Class I shares of Ivy International Value Fund (the "Shares").

               WHEREAS, the Shares were established and designated by the Board of Trustees of the Trust by written consent made effective as of the date that the Registration Statement for the Funds was filed with the Securities and Exchange Commission in accordance with Rule 485(a)(2) under the Securities Act of 1933.

               NOW THEREFORE, the Trust and IMDI hereby agree as follows:

                    Effective as of December 31, 1996, the
                    Agreement shall relate in all respects to the Shares, in addition to the classes of shares of the Funds and any other series of the Trust specifically identified in Paragraph 1 of the Agreement and any other Addenda thereto.

               IN WITNESS WHEREOF, the Trust and IMDI have adopted this Addendum as of the date first set forth above.













                                   IVY FUND



                                   By:  _____________________________
                                        Michael G. Landry, President

                                   IVY MACKENZIE DISTRIBUTORS, INC.



                                   By:  _____________________________
                                        Keith J. Carlson, President